BlackRock World Income Fund, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares are redesignated Investor A Shares.  The Investor A Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Shares.

2.

The Class B Shares are redesignated Investor B Shares.  The Investor B Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Shares.

3.

The Class C Shares are redesignated Investor C1 Shares.  The Investor C Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Shares.

4.

The Class I Shares are redesignated Institutional Shares.  The Institutional Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Shares.

5.

A new class of Shares is hereby designated Investor C Shares.  The Investor C shares shall represent the same interest in the Corporation and have identical preferences, designations, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Investor C1 shares except that:

a.

Expenses related to the account maintenance and distribution of the Investor C shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

b.

Such account maintenance and distribution expenses borne solely by Investor C shares shall be appropriately reflected in the net asset value, dividends and liquidation rights of the shares of such class.

6.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C1 Shares

d.

Investor C Shares

e.

Institutional Shares